As filed with the Securities and Exchange Commission on August 11, 2014
Registration No. 333-179478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GSE HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0619069 (I.R.S. Employer Identification No.)

19103 Gundle Road Houston, Texas (Address of Principal Executive Offices)	77073 (Zip Code)

GSE Holding, Inc. (f/k/a GEO Holdings Corp.) Amended and Restated 2004 Stock Option Plan
GSE Holding, Inc. 2011 Omnibus Incentive Compensation Plan
(Full title of the plans)

Charles A. Sorrentino
President and Chief Executive Officer
GSE Holding, Inc.
19103 Gundle Road
Houston, Texas 77073
(281) 443-8564
(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Gerald T. Nowak, P.C.
Theodore A. Peto
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by GSE Holding, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) registered under the Registration Statement on Form S-8 (File No. 333-179478) filed by the Company on February 10, 2012 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of 2,276,703 shares of Common Stock relating to the GSE Holding, Inc. (f/k/a GEO Holdings Corp.) Amended and Restated 2004 Stock Option Plan and 2,000,000 shares of Common Stock relating to the GSE Holding, Inc. 2011 Omnibus Incentive Compensation Plan.

The Company received notification on February 28, 2014 from NYSE Regulation, Inc. (“NYSE Regulation”) stating that, because the Company was not in compliance with the continued listing standards set forth in Section 802.01B of the Listed Company Manual (“Section 802.01B”) of the New York Stock Exchange (the “NYSE”), NYSE Regulation intended to delist the Common Stock by filing a delisting application with the Securities and Exchange Commission.  The Company did not appeal the delisting determination.  The delisting of the Common Stock from the NYSE was effective at the opening of trading on March 5, 2014.  Following delisting, the Common Stock traded on the OTCQB Marketplace under the ticker symbol “GSEH” and on the OTC Pink Marketplace under the ticker symbol “GSEHQ.”

Pursuant to the Debtors’ Modified Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”) of the Company and certain of its affiliates, which was filed pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), and which, pursuant to Chapter 11 of the Bankruptcy Code, was confirmed by an order, entered July 25, 2014 by the United States Bankruptcy Court for the District of Delaware, the Common Stock was discharged, cancelled, released and extinguished on the effective date of the Plan on August 11, 2014.

Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of the Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 11, 2014.

GSE HOLDING, INC.

By:	/s/ Charles A. Sorrentino
Name: Charles A. Sorrentino
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on August 11, 2014.

Signature	Title

/s/ Charles A. Sorrentino	President, Chief Executive Officer and Director
Charles A. Sorrentino	(Principal Executive Officer)

/s/ Daniel C. Storey	Senior Vice President, Chief Financial Officer
Daniel C. Storey	and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Steven Colder	Director
Steven Colder

/s/ Richard E. Maybaum	Director
Richard E. Maybaum

/s/ Brian W. Michaud	Director
Brian W. Michaud

/s/ Antonio Miranda	Director
Antonio Miranda

/s/ Brian E. Ramsay	Director
Brian E. Ramsay

/s/ Curt Solvsig	Director
Curt Solvsig